UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2025

MOLSON COORS BEVERAGE COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-14829

Delaware	84-0178360
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

P.O. Box 4030, BC555, Golden, Colorado 80401

111 Boulevard Robert-Bourassa, 9th Floor, Montréal, Québec, Canada H3C 2M1

(Address of principal executive offices, including zip code)

(303) 279-6565 / (514) 521-1786

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Class A Common Stock, par value $0.01	TAP.A	New York Stock Exchange
Class B Common Stock, par value $0.01	TAP	New York Stock Exchange
3.800% Senior Notes due 2032	TAP 32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on October 6, 2025, Molson Coors Beverage Company (the “Company”) announced that effective November 14, 2025, Michelle St. Jacques, the Company’s Chief Commercial Officer, would depart from the Company. In connection with her departure, Ms. St. Jacques entered into a General Waiver and Release Agreement dated November 14, 2025 (the “Agreement”).

Pursuant to the Agreement, in exchange for an unrevoked customary release of claims against the Company, Ms. St. Jacques will, beginning on November 15, 2025, be eligible to receive severance pay (the “Severance Pay”) in the amount of $750,282 (subject to applicable withholding taxes) from the Company for 52 weeks, payable in installments on her regular pay periods until November 14, 2026 (the “Severance Period”), even if her Severance Pay Termination Date (as defined below) occurs earlier than the end of the Severance Period, provided that Ms. St. Jacques is eligible to receive her Severance Pay in a lump sum if she so chooses. The “Severance Pay Termination Date” will be the earlier of (i) November 14, 2026; (ii) the date she is rehired by the Company (in which case her severance benefits will end upon such rehire); (iii) the date she commences employment with another employer; or (iv) the date she requests a lump sum payout.

If Ms. St. Jacques accepts other employment prior to the end of the Severance Period, she will receive a lump sum in an amount equal to the Severance Pay she would have received under the Agreement from the date she commences work for her new employer until the end of the Severance Period. If Ms. St. Jacques’ new employer is a “Competitor” (as defined in the Agreement), she will forfeit any further Severance Pay and benefits, including any bonus payment under the 2025 Molson Coors Incentive Plan (“MCIP”) and the cash payment of her target MCIP bonus paid at the end of her Severance Period. If Ms. St. Jacques has already received her Severance Pay in a lump sum, she will, among other things, (i) be obligated to repay the amount she would have been paid from the date she accepts employment with a Competitor through the end of the Severance Period had she not received a lump sum and (ii) forfeit her 2025 MCIP bonus eligibility. If Ms. St. Jacques fails to notify the Company of her acceptance of other employment, she will, among other things, (i) be obligated to repay any Severance Pay and MCIP bonus already paid to her at such time, and (ii) forfeit any remaining Severance Pay scheduled to be paid at such time.

Ms. St. Jacques will remain eligible for a prorated 2025 MCIP award payable in March 2026, which will be determined based on actual Company performance and her individual performance component will be paid out at target (100%). In addition, Ms. St. Jacques will be eligible to receive a cash payment of her target MCIP bonus in the amount of $675,254 (subject to applicable withholding taxes) to be paid at the end of the Severance Period (even if she has received her Severance Pay in a lump sum because she accepted employment with a non-Competitor); provided she has not forfeited her remaining Severance Pay by working for a Competitor as summarized above. Furthermore, subject to the following sentence, each of Ms. St. Jacques’ outstanding equity awards will continue be treated in accordance with its respective grant agreement. Ms. St. Jacques' unvested restricted stock units and unvested performance share units granted in 2023, and which would otherwise vest in February 2026, will still be canceled according to their respective terms, but Ms. St. Jacques will receive a cash payment under the Company's U.S. Severance Pay Plan of approximately equivalent value, calculated using the Company's standard methodology.

In addition, Ms. St. Jacques will receive certain benefits until the Severance Pay Termination Date, including, but not limited to, Company-provided group life insurance benefits and health benefits until the end of the month in which the Severance Pay Termination Date occurs, and COBRA coverage for up to 18 months from the Severance Pay Termination Date if Ms. St. Jacques elects coverage and pays the required premiums thereunder. The Agreement also contains customary provisions relating to continued cooperation with the Company as well as certain customary non-disparagement and confidentiality covenants.

The foregoing description of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety, by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Document Description
10.1*	General Waiver and Release Agreement entered into by Michelle St. Jacques dated November 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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* Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BEVERAGE COMPANY

Date:	November 20, 2025	By:	/s/ Natalie G. Maciolek
Natalie G. Maciolek
Chief Legal, Communications & Government Affairs Officer and Secretary

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